PREAMBLE


          Effective as of January 1, 1997, Control Devices, Inc.
adopts this Employee Stock Purchase Plan ("Plan") for its employees.

          This Plan shall be known as the CONTROL DEVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN. The purpose of the Plan is to enable employees to purchase Control Devices, Inc. Common Shares through payroll deductions.

          NOW, THEREFORE, effective as of January 1, 1997, the provisions of this Plan is adopted by the Company as set forth hereinafter.


                           ARTICLE I

                          Definitions


     The following terms when used herein, unless otherwise expressly provided and/or unless the context clearly indicates otherwise, shall have the following respective meanings:

     1.01 Board or Board of Directors. The term "Board" or "Board of Directors" shall mean the Board of Directors of Control Devices, Inc.

     1.02  Code.  The term "Code" shall mean the Internal Revenue
Code of 1986, as amended.

     1.03  Committee.  The term "Committee" shall mean the Plan
Administrative Committee appointed by the Board of Directors of the Company to administer the Plan.

     1.04 Company. The term "Company" shall mean Control Devices, Inc., an Indiana Corporation.

     1.05 Compensation. The term "Compensation" shall mean the amount paid by the Company or any designated subsidiary of the Company to an Employee as remuneration for services rendered, and reportable as income by the Employee for federal income tax purposes, including commissions, bonuses, and overtime payments, but exclusive of payments or benefits not paid directly to the Employee.

     1.06  Designated Subsidiaries.  The term "Designated
Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

     1.06  Effective Date.  The term "Effective Date" shall mean
January 1, 1997.

     1.07 Employees. The term "Employee" or "Employees" shall mean all employees of the Company (or any Subsidiary of the Company) who are in an eligible class specified in this Plan.

     1.08 Employee Account. The term "Employee Account" shall mean the book account to which Payroll Deductions are credited.

     1.09 Entry Date. The term "Entry Date" shall mean the first trading day each offering period. Unless otherwise subsequently changed by the Company or the Committee, there will be four (4) Entry Dates under this Plan; January 1, April 1, July 1, and October 1. Provided, however, that the first Entry Date under this Plan shall be such date as is selected by the Committee between January 1, 1997 and March 30, 1997.

     1.10 Fair Market Value. The term "Fair Market Value" shall be determined as follows:

          (a) NASDAQ. If the Common Stock is not at the time listed or admitted to trading on any stock exchange, but is traded in the over-the-counter market, the Fair Market Value will be the average between the reported high price and the reported low price of one share of Common Stock on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system.

          (b) Stock Exchange. If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value will be the average between the reported high price and the reported low price of one share of Common Stock on the date in question on the stock exchange that is the primary market for the stock, as such prices are officially quoted on such exchange.

          (c) No Listing: No Stock Exchange. If the Common Stock is at the time neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, or if the Committee determines that neither subparagraph (a) nor (b) above reflects Fair Market Value of the stock, then the Fair Market Value will be determined by the Committee after taking into account such factors as the Committee deems appropriate.

     1.11 Offering Period. The term "Offering Period" shall mean, subject to the discretion of the Board, a period of up to 24 months during which Payroll Deductions are collected and applied to the purchase of Company Stock. The Board shall have the power to change the duration of the Offering Periods with respect to future offerings with out shareholder approval if such change is announced at least 15 days prior to the scheduled beginning of the first Offering Period to be affected. Unless and until otherwise determined by the Board, Offering Periods shall be three-month periods, and shall run concurrently with Purchase Periods.

     1.12 Participant. The term "Participant" shall mean an Employee who meets the eligibility requirements of this Plan and who elects to participate in this Plan.

     1.13 Payroll Deduction. The term "Payroll Deduction" shall mean amounts withheld from an Employee's compensation at his or her election which are credited to the Employee's Account for purchase of Company Stock hereunder.

     1.14  Plan.  The term "Plan" shall mean the CONTROL DEVICES,
INC. EMPLOYEE STOCK PURCHASE PLAN, created hereunder.

     1.15 Plan Administrator. The term "Plan Administrator" shall mean the Committee appointed by the Board of Directors of the Company to administer the Plan, or such other person or entity which may be subsequently appointed by the Board of Directors of the Company as a successor Plan Administrator.

     1.16 Purchase Date. The term "Purchase Date" shall mean the last Trading Day of each Purchase Period.

     1.17 Purchase Period. The term "Purchase Period" shall mean the approximately three month period commencing after one Purchase Date and ending with the next following Purchase Date, except that the first Purchase Period of any Offering Period shall commence on the Entry Date and end with the next following Purchase Date.

     1.18 Purchase Price. The term "Purchase Price" shall mean an amount equal to a designated percentage of the Fair Market Value of a share of Company Stock on the Purchase Date. The designated percentage shall be 85% unless otherwise determined by the Board. In no event shall the designated percentage be less than 85%.

     1.19  Stock or Company Stock.  The term "Stock" or "Company
Stock" shall mean Control Devices, Inc. no par value common shares.

     1.20 Stock Certificate. The term "Stock Certificate" shall mean a certificate issued for Company Stock purchased under this Plan.

     1.21 Stock Rights. The term "Stock Rights" shall mean all rights attributable to owning Company Stock as provided hereunder including, but not limited to dividend rights and voting rights.

     1.22 Subsidiary. The term "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

     1.23 Trading Day. The term "Trading Day" shall mean a day on which national stock exchanges and the National Association of Securities Dealers Automated Quotation (NASDAQ) System are open for trading.


                            ARTICLE II

               Term of Plan and Stock to be Issued


     2.01 Purpose. The following constitutes the provisions of the Control Devices, Inc. Employee Stock Purchase Plan, subject to approval of the Company's shareholders. The purpose of this Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Company Stock through accumulated Payroll Deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Code Section 423. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. It is intended that the Stock will be purchased either directly from the Company or on the open market, assuming such purchase can be done without adverse impact on future "pooling of interest" methods of acquisition. The shares purchased from the Company will be from the Company's authorized but unissued shares or treasury shares.

     2.02 Term of Plan. This Plan will continue in existence until terminated by the Board of Directors of the Company.

     2.03 Stock to be Issued. The initial number of shares of Company Stock which may be issued under this Plan shall be 200,000 shares. The Board of Directors of the Company in its discretion may authorize the issuance of additional shares under this Plan at any subsequent date by appropriate resolutions adopted by the Board and Shareholder approval.

     2.04 Adjustments. The aggregate number of shares of Stock offered under the Plan and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares, the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company or the distribution of the shares of a Subsidiary to the Company's shareholders.

     2.05 Reorganizations. In the event of a dissolution or liquidation of the Company, or a merger or consolidation to which the Company is a constituent corporation, the Plan shall terminate unless the plan of merger, consolidation or reorganization provides otherwise, and all amounts that have been withheld but not yet applied to purchase Stock hereunder shall be refunded, without interest. The Plan shall in no event be construed to restrict in any way the Company's right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.


                          ARTICLE III

                          Eligibility

     3.01 Eligibility Requirements. Employees of the Company (or any Designated Subsidiary) will be eligible to participate in this Plan on the Entry Date immediately following completion of one full year of employment, provided the Employee is employed as a full-time regular employee on that date. The Committee will make the final decision as to the eligibility date of any particular Employee. For the purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

     The Committee will have the authority to make a final determination as to whether or not a particular Employee is a full-time regular Employee who is eligible under this Plan. As a general rule, an Employee who normally completes fewer than 1,000 hours of active employment per year, and/or whose customary employment is for not more than five months in any calendar year will not be considered a regular full-time Employee who is eligible under this Plan.

     3.02 Election to Participate. An eligible Employee may become a Participant in the Plan by completing an enrollment form authorizing Payroll Deductions in the form provided by the Company and filing it with the Company's payroll office prior to the applicable Entry Date. Payroll Deductions for a Participant shall commence on the first payroll period following the Entry Date and shall end on the last payroll period in the Offering Period, unless sooner terminated by the Participant as provided in Section 4.03.

     Participation in this Plan will be optional by eligible Employees. An Employee who decides not to participate on any particular Entry Date may later decide to participate on any subsequent Entry Date. Likewise, an Employee who decides to participate in this Plan may subsequently decide to discontinue participation as of any Entry Date, and likewise, resume participation as of any subsequent Entry Date. No Employee shall be required to participate in this Plan.

     3.03 Eligibility Determinations. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted a purchase right under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and or hold outstanding purchase rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 worth of stock (determined at Fair Market Value of the shares at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.


                           ARTICLE IV

  Purchase and Sale of Stock and Payroll Deduction Procedures


     4.01 Purchase of Stock. Company Stock may be purchased under this Plan only through Payroll Deductions. The Company Stock will be purchased either directly from the Company or on the open market. Shares purchased directly from the Company will be from the Company's authorized but unissued shares or treasury shares as determined by the Company. Such Stock will be purchased on each Purchase Date during the year.

     4.02 Valuation of Stock - Purchase Price. The price to be paid for Company Stock purchased hereunder will be eighty-five percent (85%) of the closing price for Company Stock on the NASDAQ Stock Exchange on each of the Purchase Dates. Provided, however, the price paid for such Stock may not be less than the Book Value of such Stock as of the last day of the prior quarter. (Example:
On the January 2nd Purchase Date, the Book Value to be used will be the Book Value of the Company reported for the particular quarter (March 31, June 30, September 30 or December 31) on reports filed with the Securities and Exchange Commission (or as reported to shareholders if not otherwise reported to the Securities and Exchange Commission) ("Book Value"). If Book Value for such prior quarter exceeds eighty-five percent (85%) of the closing market price of Company Stock on the particular Purchase Date, the Purchase Price will be the Book Value of such Stock. Provided, however, no purchase will be made until the next Purchase Date if such Book Value exceeds the closing price of Company Stock on the NASDAQ Stock Exchange as of the particular Purchase Date. In no event shall the Purchase Price be less than the lower of: (i) 85% of the Fair Market Value of a share of Company Stock on the Entry Date, or (ii) 85% of the Fair Market Value of a share of Company stock on the Purchase Date.

     4.03 Payroll Deduction Procedures. The Committee shall determine the exact Payroll Deduction procedures to be used under the Plan. At the time the Participant files an enrollment form, he or she shall elect to have Payroll Deductions made on each payday during the Offering Period in and amount of between 1% and 10% of his or her Compensation. The aggregate of such Payroll Deductions during any Offering Period shall not exceed 10% of the Participant's Compensation paid during that Offering Period.

     A Participant may increase or decrease the rate of his or her Payroll Deductions during a Purchase Period by filing with the Company a new enrollment form authorizing a change in the Payroll Deduction rate. The change in rate will generally be effective with the first payroll period following such advance notice period as the Company shall specify. A Participant's enrollment form shall remain in effect for successive Purchase Periods and Offering Periods unless terminated as provided in this Section 4.03. The Board is authorized to limit the number of Participant rate changes during any Offering Period.

     Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, a Participant's Payroll Deduction may be decreased to 0% at such time during the Purchase Period which is scheduled to end during the current calendar year (the "Current Purchase Period") that the aggregate of all Payroll Deductions which were previously used to purchase Stock under the Plan in a prior Purchase Period which ended during that calendar year plus all Payroll Deductions accumulated with respect to the Current Purchase Period equal $22,500. The Company may provide either (i) that Payroll Deductions shall recommence at the rate provided in the Participant's enrollment form at the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in this Section, or (ii) that participation shall recommence only upon filing a new enrollment form.

     On or before March 15, June 15, September 15 or December 15 of any year (or on such other dates as the Committee may designate from time to time), Employees may elect to withdraw all but not less than all their Payroll Deductions credited to his or her Employee Account and not yet used to purchase Company Stock, and have those amounts returned to him or her on the next Purchase Date. Such Participant's purchase right will automatically terminate, and participation will not resume until the Participant files another enrollment form. The Committee will establish appropriate procedures for implementation of such election. There will be no interest accrued on payroll deductions.

     4.04 Purchase Rights On the Enrollment Date of each Offering Period, each eligible Employee participating in the Offering Period shall be granted a purchase right to purchase on each Purchase Date during the Offering Period, as many shares (including fractional) of Company Stock as are possible based on the amount of cash credited to each such Employee's Account.

     4.05 Issuance of Stock Certificates. Subject to such reasonable procedures as the Committee may establish from time to time, a Participant may make a written or phone request for actual issuance of a Stock Certificate for all of the whole shares of Stock in his or her Employee Account. As soon as feasible after such request, such Stock Certificate will be issued to the Participant.

     Likewise, in the event of termination of employment, within a reasonable time after such termination, generally 30 days after the end of the calendar quarter in which termination occurs, the Employee or his or her designated beneficiary, as the case may be, will be issued a Stock Certificate with the full number of shares of Company Stock credited to such Participant in his or her Employee Account. Likewise, the Employee or his or her designated beneficiary will receive cash in lieu of any fractional shares held in the Employee's Account. Finally, any Payroll Deductions not yet applied to the purchase of Company Stock will be refunded in cash.

     4.06 Dividends and Voting. To the extent that Stock Certificates have actually been issued to an Employee, any dividends shall be paid directly to the Employee. If Stock Certificates have not been issued, but the shares are credited to an Employee's Account, any dividends will be credited to such Employee's Account and will be used to purchase additional shares of Company Stock as of the next Purchase Date.

     Any Employee who becomes an owner of Company Stock under this Plan will be entitled to vote such Company Stock. Such Employees will receive a form of proxy each year to enable them to exercise their voting rights.

     4.07 Sale of Stock by Employees. An Employee who owns Company Stock under this Plan will have the right to sell such Stock on a daily basis. If a Stock Certificate has been issued to the Employee, the Employee may sell such Shares through any broker of his or her choice subject to applicable securities laws.

     If a Stock Certificate has not actually been issued to an Employee hereunder, but the Employee has Company Stock in the Employee's Account hereunder, the Employee (subject to such reasonable procedures as the Committee may establish from time to time) will have the following choices if he or she desires to sell the Company Stock:

          1. The Employee may make a written request accompanied by a $15 check for actual issuance of a Stock Certificate, which will be issued to the Employee as soon as feasible. The Employee may then sell such Stock in any manner that the Employee chooses; or

          2. The Employee may request a sale of all of the shares of Company Stock in the Employee's Account by sending a written request to such individual or entity as is designated by the Committee from time to time. Any requested sales will occur within five (5) business days after such written request is received by the Committee and will be sold through a broker selected by the Committee. Brokerage commissions and transaction fees will be deducted from the sales price.



                           ARTICLE V

         Termination of Employment/Payment of Benefits


     5.01 Termination of Employment. Within a reasonable time after termination of employment, generally shortly after the end of the calendar quarter in which termination occurs, the Participant will receive a Stock Certificate for all full shares of Company Stock credited to the Employee's Account. The Employee also will receive any additional cash that is credited to the Employee's Account.

     5.02 Beneficiary Designation. Each Participant shall be entitled to designate one or more beneficiaries entitled to receive all Stock Certificates, cash in lieu of fractional shares and all accrued Payroll Deductions held in the Employee's Account in the event of the death of the Employee.

     5.03 Unclaimed Benefits. If any payments directed to be made from the Plan are not claimed, the Committee shall dispose of such payments as the Committee determines.

     5.04 Payment of Benefits on Behalf of Minor or Legal Incompetent. In the event that any benefit under the Plan is payable to a minor or other legally incompetent person, the Committee shall not be required to seek the appointment of a guardian, but shall be authorized to pay the same to any person having custody of such minor or incompetent person, to pay to such minor or incompetent person without the intervention of a guardian, or to pay the same to a legal guardian of such minor or incompetent person if one has already been appointed.

     5.05 Non-Alienation of Benefits. Unless otherwise required by law, none of the benefits, payments, proceeds, claims or rights of any Participant or beneficiary hereunder shall be subject to any claim of any creditor of any Participant or beneficiary, and in particular, the same shall not be subject to attachment or garnishment or other legal process. No Participant or beneficiary shall have any rights to alienate, pledge, encumber, or assign any of the benefits or payments or proceeds, which he or she may expect to receive, continentally or otherwise, under the Plan.


                           ARTICLE VI

                      Plan Administration


     6.01 Appointment of Committee as Plan Administrator. The Board of Directors will appoint a Plan Administrative Committee consisting of three (3) individuals, unless a different number of individuals is specified by the Board from time to time. Such Committee members will continue to serve on the Committee until and unless replaced by the Board or unless one or more of such members resigns by written instrument. At any time, the Board may appoint new or replacement members for the Committee.

     At any time, the Board may appoint any other entity or persons to act as Plan Administrator in place of the Committee. In the event that another entity is appointed as Plan Administrator, such entity will take over the duties of the Committee hereunder.

     6.02 Administration of the Plan. As Plan Administrator, such Committee will interpret Plan provisions, administer the day-to-day activities of the Plan, establish appropriate procedures for efficient and economical operation of the Plan and appoint advisers as necessary to help administer the Plan. As necessary, the Committee shall establish such procedures and rules as are appropriate to carry out the purposes of this Plan.

     6.03  Appointment of Advisers.  As Plan Administrator, the
Committee shall have the power to appoint such advisers as are deemed appropriate by the Committee to assist the Committee in administering the Plan.

     6.04 Administrative Costs. Except to the extent that the Company or the Committee determines to charge specific fees directly to Participants, the Company shall pay any costs involved with respect to administration of the Plan, including any costs associated with employment of outside advisers to assist in administering or interpreting the Plan.

     6.06 Responsibilities of Company, and Committee. It is recognized that the Company, and the Committee, have certain responsibilities hereunder, but only with respect to those specific powers, duties, responsibilities, and obligations as are specifically given them under this Plan. Each of the parties warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of this Plan. Furthermore, each of the parties may rely upon any such direction, information or action of another party as being proper under this Plan and is not required under this Plan to inquire into the propriety of any such direction, information, or action. It is intended that each of the parties shall be responsible for the proper exercise of its own powers, duties, responsibilities, and obligations under this Plan and shall not be responsible for any act or failure to act of another party. The parties shall discharge the specific powers, duties, responsibilities, or obligations given them under this Plan solely in the interests of participants and their beneficiaries and for the exclusive purpose of providing benefits to participants and their beneficiaries and defraying reasonable expenses of administering the Plan, and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.



                          ARTICLE VII

                Amendment or Termination of Plan


     7.01 Amendment and Termination of Plan. This Plan may be amended or terminated at any time by the Board of Directors of the Company, except that no Plan termination can affect purchase rights previously granted. However, an Offering Period may be terminated by the Board on any Purchase Date if the Board determines that the termination of the Plan is in the best interests of the Company and its shareholders. No amendment may make any change in any purchase right theretofore granted which adversely affects the rights of any Participant without the consent of the affected participants.



                           ARTICLE VIII

                     Miscellaneous Provisions


     8.01 Conditions of Issuance of Shares. Certain officers, directors, other affiliates and insiders may be restricted by various securities laws with respect to disposition of their Stock. Shared shall not be issued with respect to a purchase right unless the exercise of that option, and the issuance and delivery of those shares complies with all applicable provisions of law, and such issuance will be subject to the approval of counsel for the Company with respect to such compliance.

     8.02 Indemnification. To the extent permitted by applicable laws, the Company and Committee shall be indemnified and saved harmless with respect to liability or claims of liability to which they may be subjected by reason of their good faith compliance with any duties and responsibilities imposed upon them by this Plan.

     8.03 Liabilities Mutually Exclusive. Except to the extent expressly provided by applicable laws, each party (the Company and Committee) hereunder shall only be responsible for its own act or omissions.

     8.04 Authority of Committee. The Committee shall have complete authority to determine the existence, nonexistence, nature, and amount of the rights and interests of all persons in the Plan.

     8.05  Persons Authorized to Act on Behalf of Company.
Whenever the Company, under the terms of this Plan, is permitted or required to do or perform any matter, act, or thing, it shall be done and performed by any duly authorized officer of the Company.

     8.06 Applicable Law and Severability of Plan Provisions. Except to the extent preempted by the laws of the United States, this Agreement shall be construed according to the laws of the State of Indiana, and all provisions hereof shall be administered according thereto and its validity shall be determined according to the laws of such State.

     If any provision of this Plan is held to be illegal or invalid, such illegality or invalidity shall not affect the remaining provisions of this Plan, and they shall be construed and enforced as if such illegal or invalid provision had never been inserted therein.

     8.07 Grammatical Interpretations. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

     8.08 Multiple Counterparts. This Agreement is signed in multiple counterparts, each of which shall be deemed an original.

     8.09 Titles. The titles of the Articles and sections herein are for convenience only and shall have no bearing on the interpretation of this Plan.

     8.10 Use of Funds. All Payroll Deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Payroll Deductions.

     8.11 Reports. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of Payroll Deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

     8.12 No Rights as an Employee. Nothing in this Plan shall be construed to give any person the right to remain in the employee of the Company or one of its Subsidiaries. The Company and each Designated Subsidiary reserves the tight to terminate the employment of any person at any time, with or without cause.


     IN WITNESS WHEREOF, the parties hereto have caused this Plan
to be signed on the ______   day of __________________ 1997, to be
effective as of                                        .



                                   CONTROL DEVICES, INC.


                                   By:______________________


                                   Title:___________________







                                   By:______________________


                                   Title:___________________